Exhibit 10.1

SECOND AMENDMENT
TO CREDIT AGREEMENT

     This SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) dated as of November 4, 2003 is among each of the parties named as a Borrower on the signature pages hereto (collectively, the “Borrowers”; each, individually, a “Borrower”), the financial institutions party hereto (the “Lenders”), and Bank of America., N.A., for itself and as agent for the Lenders (the “Agent”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement defined below.

RECITALS:

     A.     The Agent and the Lenders are parties to that certain Credit Agreement dated as of May 16, 2002, as amended, supplemented, restated or otherwise modified from time to time (the “Credit Agreement”), among the Borrowers, the Agent and the Lenders.

     B.     The Borrowers, the Agent and the Lenders have agreed to certain amendments to the Credit Agreement as described herein and subject to the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual agreements contained herein, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1.     Amendments to Credit Agreement. Subject to the terms and conditions contained in Section 3 herein:

     (a)  The Credit Agreement is hereby amended by deleting Section 2.5 and replacing it with the following:

2.5 Unused Line Fee. On the first day of each month and on the Termination Date the Borrowers agree to pay to the Agent, for the account of the Lenders, in accordance with their respective Pro Rata Shares, an unused line fee (the “Unused Line Fee”) equal to the Applicable Unused Line Rate per annum times the amount by which the Maximum Revolver Amount exceeded the sum of the average daily outstanding amount of Revolving Loans and the average daily undrawn face amount of outstanding Letters of Credit during the immediately preceding month or shorter period if calculated on the Termination Date. The Unused Line Fee shall be computed on the basis of a 360-day year for the actual number of days elapsed. All principal payments received by the Agent shall be deemed to be credited to the Borrowers’ Loan Accounts immediately upon receipt for purposes of calculating the Unused Line Fee pursuant to this Section 2.5.

     (b)  The Credit Agreement is hereby amended by deleting Section 5.2(e) and replacing it with the following:

(e) No later than sixty (60) days after the beginning of each Fiscal Year, annual forecasts (to include forecasted consolidated and consolidating (by business unit) balance sheets, income statements and cash flow statements) for each Borrower and its Subsidiaries as at the end of and for each month of such Fiscal Year.

     (c)  The Credit Agreement is hereby amended by deleting Section 5.2(j) and replacing it with the following:

(j) As soon as available, but in any event (i) at any time that the Excess Availability shall be greater than $30,000,000, within fifteen (15) days after the end of each month (for such month) and (ii) at any time that the Excess Availability shall be equal to or less than $30,000,000, within four (4) Business Days after the end of each calendar week, a Borrowing Base Certificate and supporting information in accordance with Section 9 of the Security Agreement.

     (d)  The Credit Agreement is hereby amended by deleting Section 5.3(b) and replacing it with the following:

(b) Immediately after becoming aware of the assertion by the holder of any Debt of Parent, any Borrower or any Subsidiary in a face amount in excess of $5,000,000 that a default exists with respect thereto or that the Parent, any Borrower or such Subsidiary is not in compliance with the terms thereof;

     (e)  The Credit Agreement is hereby amended by deleting Section 5.3(h) and replacing it with the following:

(h) Immediately after receipt of any written notice that the Parent, any Borrower or any of their respective Subsidiaries is or may be liable to any Person as a result of the Release or threatened Release of any Contaminant or that the Parent, any Borrower or any of their respective Subsidiaries is subject to investigation by any Governmental Authority evaluating whether any remedial action is needed to respond to the Release or threatened Release of any Contaminant which, in either case, is reasonably likely to give rise to liability in excess of $5,000,000;

     (f)  The Credit Agreement is hereby amended by deleting Section 5.3(j) and replacing it with the following:

(j) Any change in the Parent’s, any Borrower’s or any Guarantors’ name as it appears in the state of its incorporation or other organization, state of incorporation or organization, type of entity, organizational identification number, locations where Collateral is located (other than (A) consignments of Inventory in the ordinary course of business not to exceed $2,000,000 at any one time, (B) other Inventory having an aggregate value of less than $2,000,000 and (C) other immaterial portions of the Collateral), or form of organization, trade names under which any Borrower will sell Inventory or create Accounts, or to which instruments in payment of Accounts may be made payable, in each case at least thirty (30) days prior thereto;

     (g)  The Credit Agreement is hereby amended by deleting Section 5.3(l) and replacing it with the following:

(l) Upon request, or, in the event that such filing reflects a material change with respect to the matters covered thereby, within three (3) Business Days after the filing thereof with the PBGC, the DOL or the IRS, as applicable, copies of the following: (i) each annual report (form 5500 series), including Schedule B thereto, filed with the PBGC, the DOL or the IRS with respect to each Plan, (ii) a copy of each funding waiver request filed with the PBGC, the DOL or the IRS with respect to any Plan and all communications received by the Borrower or any ERISA Affiliate from the PBGC, the DOL or the IRS any respect to such request, and (iii) a copy of each other filing or notice filed with the PBGC, the DOL or the IRS, with respect to each Plan by either any Borrower or any ERISA Affiliate;

     (h)  The Credit Agreement is hereby amended by deleting Section 5.3(n) and replacing it with the following:

(n) Within three (3) Business Days after the occurrence thereof: (i) any changes in the benefits of any existing Plan which increase the Parent’s any Borrower’s or any of their respective Subsidiaries’ annual costs with respect thereto by an amount in excess of $5,000,000, or the establishment of any new Plan or the commencement of contributions to any Plan to which any Borrower or any ERISA Affiliate was not previously contributing; or (ii) any failure by any Borrower or any ERISA Affiliate to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment;

     (i)  The Credit Agreement is hereby amended by adding the following new Section 5.3(p):

(p) Promptly after any Borrower has notified the Agent of any intention by any Borrower to treat the Loans and/or Letters of Credit as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form.

     (j)  The Credit Agreement is hereby amended by deleting Section 6.19(c) and replacing it with the following:

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability in excess of the Maximum Unfunded Amount; (iii) no Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multi-employer Plan; and (v) no Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069(a) or 4212(c) of ERISA.

     (k)  The Credit Agreement is hereby amended by adding the following new Section 6.31:

6.31 Tax Shelter Regulations. The Borrowers do not intend to treat the Loans and/or Letters of Credit as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event any Borrower determines to take any action inconsistent with such intention, it will promptly notify the Agent thereof. If any Borrower so notifies the Agent, the Borrowers acknowledge that one or more of the Lenders may treat its Loans and/or its interest in Non-Ratable Loans and/or Agent Advances and/or Letters of Credit as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, will maintain the lists and other records required by such Treasury Regulation.

     (l)  The Credit Agreement is hereby amended by deleting Section 7.4(b) and replacing it with the following:

(b) Each Borrower shall permit representatives and independent contractors of the Agent (at the expense of the Borrowers) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom and to discuss its affairs, finances and accounts with its directors, officers and independent public accountants, at such reasonable times during normal business hours and as soon as may be reasonably desired, upon reasonable advance notice to the Funds Administrator; provided, however, (i) if no Revolving Loans are outstanding under this Agreement at any time during a twelve month period, then the Borrowers shall only be responsible for the expense of one field examination conducted during such period, and (ii) when an Event of Default exists, the Agent or any Lender may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice.

     (m)  The Credit Agreement is hereby amended by deleting Section 7.6 and replacing it with the following:

7.6 Insurance and Condemnation Proceeds. The Borrowers (through the Funds Administrator) shall promptly notify the Agent and the Lenders of any loss, damage, or destruction to the Collateral in excess of $3,000,000, whether or not covered by insurance. The Agent is hereby authorized to collect all insurance and condemnation proceeds in respect of Collateral directly and to apply or remit them as follows:

(i) With respect to insurance and condemnation proceeds relating to Collateral other than Collateral consisting of Fixed Assets, after deducting from such proceeds the reasonable expenses, if any, incurred by the Agent in the collection or handling thereof, the Agent shall apply such proceeds, ratably, to the reduction of the Obligations in the order provided for in Section 3.8.

(ii) With respect to insurance and condemnation proceeds relating to Collateral consisting of Core Fixed Assets, the Agent shall permit or require the Borrowers to use such proceeds, or any part thereof, to replace, repair, restore or rebuild the relevant Core Fixed Assets in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction so long as (1) no Default or Event of Default has occurred and is continuing, and (2) Excess Availability shall be greater than $15,000,000 at the time of Borrowers’ receipt thereof. If at the time of the receipt of any such insurance and condemnation proceeds either (1) a Default or Event of Default has occurred and is continuing or (2) Excess Availability shall not be greater than $15,000,000, then such funds shall be paid to the Agent and the Agent shall apply such insurance and condemnation proceeds, ratably, to the reduction of the Obligations in the order provided for in Section 3.8. As used herein, “Core Fixed Assets” means Fixed Assets of the Borrowers that are necessary to the continued operation of one or more of the core businesses of the Borrowers.

(iii) With respect to insurance and condemnation proceeds relating to Collateral consisting of Fixed Assets that are not Core Fixed Assets, the Agent shall permit the Borrowers to use such proceeds, or any part thereof, for such purpose as the Borrowers shall determine, provided that such purpose is permitted under this Agreement, so long as no Default or Event of Default has occurred and is continuing. If at the time of the receipt of any such insurance and condemnation proceeds a Default or Event of Default has occurred and is continuing, then such funds shall be paid to the Agent and the Agent shall apply such insurance and condemnation proceeds, ratably, to the reduction of the Obligations in the order provided for in Section 3.8.

     (n)    The Credit Agreement is hereby amended by deleting Section 7.9 and replacing it with the following:

7.9 Mergers, Consolidations or Sales. No Borrower nor any of their respective Subsidiaries shall enter into any transaction of merger, reorganization, or consolidation, or transfer, sell, assign, lease, or otherwise dispose of all or any part of its property, or wind up, liquidate or dissolve, or agree to do any of the foregoing, except for (i) sales of Inventory and licenses or leases of any Proprietary Rights in the ordinary course of its business (provided that no such license or lease shall be on an exclusive basis, if the Proprietary Rights which are the subject thereof are necessary or desirable to enable the Agent to sell, dispose, or complete manufacture of, or otherwise exercise its rights with respect to, any Collateral), (ii) sales or other dispositions of Equipment in the ordinary course of business that are obsolete or no longer used by Borrower in its business, (iii) so long as no Default or Event of Default shall have occurred and be continuing at the time thereof, Permitted

Dispositions, (iv) so long as no Default or Event of Default shall have occurred and be continuing at the time thereof, sales or other dispositions of Fixed Assets (including Fixed Assets which constitute Collateral) for fair market value, provided, that, (A) Excess Availability shall be greater than $30,000,000 immediately before and after any such sale or disposition, and (B) the aggregate amount of all such sales and dispositions after the Closing Date (excluding sales and dispositions permitted under clause (v) below) shall not exceed $50,000,000, and (v) sales or other dispositions of Fixed Assets which do not constitute Collateral by Foreign Subsidiaries for fair market value. In addition to the foregoing, any Borrower may merge with any other Borrower, any Subsidiary of any Borrower may merge or consolidate with or into any Borrower, and any Subsidiary of any Borrower may merge with any Subsidiary of such Borrower or any other Borrower so long as (i) the surviving Person in any such merger shall be a Wholly-Owned Subsidiary of the Parent and (ii) in no event whatsoever shall any of Garlock Sealing, Garrison or any Dormant Subsidiary be a party to any such merger or consolidation.

     (o)  The Credit Agreement is hereby amended by deleting Section 7.10 and replacing it with the following:

7.10 Distributions; Restricted Investments. (a) None of the Parent, any Borrower nor any of their respective Subsidiaries shall directly or indirectly declare or make, or incur any liability to make, any Distribution, except (i) Distributions to a Borrower by its Subsidiaries or by any such Subsidiary to any other Subsidiary (provided that no Borrower nor any Subsidiary Guarantor may declare or pay any Distribution to any Person that is not a Borrower or a Subsidiary Guarantor), (ii) so long as no Default or Event of Default shall have occurred and be continuing at the time of such Distribution, Distributions from any Borrower or any Subsidiary of any Borrower to the Parent in an amount during any twelve (12) month period, which when added to all other amounts received by the Parent during such period from any Borrower or any Subsidiary of any Borrower from any source (including, without limitation, payments on any Debt of such Borrower or any of their respective Subsidiaries held by the Parent, but excluding Distributions received by the Parent in accordance with clauses (iii) and (iv) below) shall not exceed 120% of the Parent’s actual operating expenses during such period, (iii) so long as no Default or Event of Default shall have occurred and be continuing at the time of declaration or after giving effect to the payment thereof, (A) the Parent may make Distributions to the extent that, after giving effect thereto, Excess Availability shall be at least $30,000,000, and (B) the Borrowers and their Subsidiaries may make Distributions to the Parent in the amount of, and concurrently with, the Distribution permitted to be made by the Parent under clause (A) above in order to enable the Parent to make such Distribution, and (iv) so long as no Default or Event of Default shall have occurred and be continuing at the time of declaration or after giving effect to the payment thereof, the Borrowers and their Subsidiaries may make Distributions to the Parent in the amount of, and concurrently with, any Permitted Restricted Investment or Permitted Foreign Subsidiary Investment permitted to be made by the Parent under Section 7.10(b) in order to enable the Parent to make such Permitted Restricted Investment or Permitted Foreign Subsidiary Investment.

(b) None of the Parent, any Borrower nor any of their respective Subsidiaries shall directly or indirectly declare or make, or incur any liability to make, any Restricted Investment other than (i) Permitted Restricted Investments, (ii) Permitted Foreign Subsidiary Investments, (iii) Permitted Excess Collateral Provider Loans, (iv) Debt among the Borrowers and their respective Subsidiaries to the extent expressly permitted by Section 7.13(b), (d), (e) and (f), and (v) Permitted Purchase Money Acquisitions.

     (p)  The Credit Agreement is hereby amended by deleting Section 7.12 and replacing it with the following:

7.12 Guaranties. None of Parent, any Borrower nor any of their respective Subsidiaries shall make, issue, or become liable on any Guaranty, except (i) Guaranties of the Obligations in favor of the Agent, (ii) unsecured Guaranties by the Parent, any Borrower or any of their respective Subsidiaries (other than Garlock Sealing or Garrison) with respect to Debt of the Parent, any Borrower or any such Subsidiary in an aggregate outstanding principal amount not to exceed $20,000,000, provided that the aggregate outstanding principal amount of Debt guaranteed by the Borrowers and their Subsidiaries shall not exceed $5,000,000 of such $20,000,000 limit, (iii) unsecured Guaranties entered into by the Parent in the ordinary course of business guaranteeing obligations and/or liabilities not constituting Debt of any Borrower or any Borrower’s respective Subsidiaries and (iv) to the extent permitted under Section 7.13(b), other unsecured Guaranties and related obligations in existence as of the Closing Date and arising from discontinued operations.

     (q)  The Credit Agreement is hereby amended by deleting clauses (g) and (h) of Section 7.13 and replacing such clauses with the following:

(g) unsecured Debt of the Borrowers (or any Borrower) in an aggregate principal amount for all Borrowers not to exceed $20,000,000 so long as the payment of such Debt is subordinated to the Obligations on terms and conditions satisfactory to the Required Lenders; (h) Debt evidencing a refunding, renewal or extension of the Debt described on Schedule 6.9; provided that (i) the principal amount thereof is not increased, (ii) the Liens, if any, securing such refunded, renewed or extended Debt do not attach to any assets in addition to those assets, if any, securing the Debt to be refunded, renewed or extended, (iii) no Person that is not an obligor or guarantor of such Debt as of the Closing Date shall become an obligor or guarantor thereof, and (iv) the terms of such refunding, renewal or extension are no less favorable in any material respect to the applicable Borrower, the Agent or the Lenders than the original Debt (other than increases in interest rates to reflect the then current market interest rates, provided that such interest rate may not exceed 125% of the interest rate on such original Debt) or are otherwise acceptable to the Agent;

     (r)  The Credit Agreement is hereby amended by deleting Section 7.14 and replacing it with the following:

7.14 Prepayment. No Borrower nor any of its Subsidiaries shall voluntarily prepay or repurchase any Debt, except (i) the Obligations in accordance with the terms of this Agreement, (ii) payments with respect to Debt owing to or from any Borrower or its respective Subsidiaries to any other Borrower or its respective Subsidiaries, to the extent such payment is permitted pursuant to the terms of the Intercompany Subordination Agreement, and (iii) payments and repurchases of the TIDES and other Debt listed on Schedule 6.9 if (A) at the time of any such prepayment or repurchase no Default or Event of Default shall have occurred and be continuing, and (B) after giving effect to any such prepayment Excess Availability shall exceed $30,000,000.

     (s)  The Credit Agreement is hereby amended by deleting clause (iii) in the last sentence of Section 7.15 and replacing it with the following:

(iii) enter into transactions expressly permitted by the terms of Sections 7.9, 7.10, 7.12, 7.13 and 7.14, and

     (t)  The Credit Agreement is hereby amended by deleting each reference to “Aggregate Availability” in Sections 7.22, 7.23 and 7.25 and replacing each such reference with “Excess Availability”.

     (u)  The Credit Agreement is hereby amended by deleting clauses (d), (k) and (o) of Section 9.1 and replacing them with the following:

(d) any default shall occur or exist with respect to any Debt (other than the Obligations) of the Parent, any Borrower or any of their respective Subsidiaries in an outstanding principal amount which exceeds $2,000,000, if Excess Availability is equal to or less than $30,000,000, or which exceeds $7,500,000, if Excess Availability is greater than $30,000,000, or under any agreement or instrument under or pursuant to which any such Debt may have been issued, created, assumed, or guaranteed by the Parent, any Borrower or any of their respective Subsidiaries, and such default shall continue for more than the period of grace, if any, therein specified, if the effect thereof (with or without the giving of notice or further lapse of time or both) is to accelerate, or to permit the holders of any such Debt to accelerate, the maturity of any such Debt; or any such Debt shall be declared due and payable or be required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof; or the Parent, any Borrower or any of their respective Subsidiaries shall default beyond any applicable grace period in the payment of principal of, or interest on, any such Debt when due (whether at the final maturity thereof or otherwise);

(k) one or more judgments, orders, decrees or arbitration awards is entered against the Parent, any Borrower or any of their respective Subsidiaries involving in the aggregate liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related or unrelated series of transactions, incidents or conditions, of $2,000,000 or more, if Excess Availability is equal to or less than $30,000,000, or $7,500,000 or more, if Excess Availability is greater than $30,000,000, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof;

(o) an ERISA Event shall occur with respect to a Pension Plan or Multi-employer Plan which has resulted or could reasonably be expected to result in liability of any Borrower under Title IV of ERISA to the Pension Plan, Multi-employer Plan or the PBGC in an aggregate amount in excess of $2,000,000; (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds the Maximum Unfunded Amount; or (iii) any Borrower or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multi-employer Plan in an aggregate amount in excess of $2,000,000;

     (v)  The Credit Agreement is hereby amended by deleting the addresses for notices to the Agent and Bank, and any Borrower and the Funds Administrator, set forth in Section 13.8 and replacing them with the following:

If to the Agent or to the Bank:
Bank of America, N.A.
600 Peachtree Street
10th Floor
Atlanta, Georgia 30308
Attention: Byron J. Turner, III
Telecopy No.: 404-607-6437

If to any Borrower or the Funds Administrator:
Coltec Industries Inc
c/o EnPro Industries, Inc.
5605 Carnegie Boulevard, Suite 500
Charlotte, North Carolina 28209-4674
Attention: Treasurer
Telecopy No.: 704-731-1569

     (w)  The Credit Agreement is hereby amended by adding the following new language at the end of Section 13.17(b):

Notwithstanding anything herein to the contrary, the information subject to this Section 13.17(b) shall not include, and the Agent and each Lender may disclose without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Agent or such Lender relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transactions as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans, Letters of Credit and transactions contemplated hereby. Each Lender represents that it does not intend to treat the Loans and/or Letters of Credit as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4) and agrees that, in the event such Lender determines to take any action inconsistent with such intention, it will promptly notify the Funds Administrator and the Agent thereof.

     (x)  The definitions of “Applicable Margin”, “Applicable Unused Line Rate”, “Borrowing Base”, “Capital Expenditures”, “Facility Usage”, “Fixed Assets”, “Fixed Charges”, “Permitted Dispositions”, “Permitted Foreign Subsidiary Investments”, “Permitted Restricted Investment” and “Restricted Investment” set forth in Annex A to the Credit Agreement are hereby amended by amending and restating such definitions in their entirety to read as follows:

“Applicable Margin” means

(i) with respect to Base Rate Loans and all other Obligations under this Agreement or any other Loan Document (other than LIBOR Rate Loans), 1.50%; and

(ii) with respect to LIBOR Rate Loans, 2.75%.

The Applicable Margins shall be adjusted (up or down) prospectively on a quarterly basis as determined by the consolidated financial performance of Parent and its consolidated Subsidiaries, commencing with the first day of the first calendar month that occurs more than five days after delivery of Parent’s and its consolidated Subsidiaries’ quarterly Financial Statements to the Lenders for the fiscal quarter ending September 27, 2003. Adjustments in Applicable Margins shall be determined by reference to the following grids:

If the Funded Debt to EBITDA	Base Rate Loans	LIBOR Rate Loans
Ratio is:	Applicable Margin	Applicable Margin

Greater than 3.35 to 1.0	1.50%	2.50%
Less than or equal to 3.35 to 1.0 but greater than 2.75 to 1.0	1.00%	2.00%
Less than or equal to 2.75 to 1.0	0.75%	1.50%

All adjustments in the Applicable Margins after the adjustment for the fiscal quarter ending September 27, 2003 shall be implemented quarterly on a prospective basis, for each calendar month commencing at least five days after the date of delivery to the Lenders of quarterly unaudited or annual audited (as applicable) Financial Statements evidencing the need for an adjustment, based on the Funded Debt to EBITDA Ratio as of the applicable fiscal quarter end. Concurrently with the delivery of those Financial Statements, the Borrowers shall deliver to the Agent and the Lenders a certificate, signed by a Responsible Officer, setting forth in reasonable detail the basis for the continuance of, or any change in, the Applicable Margins. In the event that, subsequent to the setting of the Applicable Margins based on the unaudited Financial Statements as of the end of the last fiscal quarter of any Fiscal Year, the Borrowers deliver audited Financial Statements as of the end of such Fiscal Year and such audited Financial Statements call for a higher pricing level set forth in the foregoing grid, such higher pricing level shall apply retroactively to the date of the setting of the Applicable Margins based on such unaudited Financial Statements. At the election of the Agent or the Required Lenders, failure to timely deliver such Financial Statements shall, in addition to any other remedy provided for in this Agreement, result in an increase in the Applicable Margins to the highest level set forth in the foregoing grid, until the first day of the first calendar month following the delivery of those Financial Statements demonstrating that such an increase is not required. If a Default or Event of Default has occurred and is continuing at the time any reduction in the Applicable Margins is to be implemented, no reduction may occur until the first day of the first calendar month following the date on which such Default or Event of Default is waived or cured.

“Applicable Unused Line Rate” means for any month (i) three-quarters of one percent (0.75%) if Facility Usage is less than or equal to 33.3%, (ii) one-half of one percent (0.50%) if Facility Usage is greater than 33.3% and less than or equal to 66.7% and (iii) one-quarter of one percent (0.25%) if Facility Usage is greater than 66.7%.

“Borrowing Base” means, at any time (i) with respect to Garlock Sealing the Garlock Sealing Borrowing Base and (ii) with respect to an Excess Collateral Provider, the Excess Collateral Providers Borrowing Base. At any time that Excess Availability shall be less than $15,000,000, until such time as the Agent shall have received an updated Borrowing Base Certificate, all amounts transferred to the Agent pursuant to the requirements of Section 3.3(b) shall reduce the applicable Borrowing Base as determined based upon the most recently delivered Borrowing Base Certificate on a dollar for dollar basis.

“Capital Expenditures” means all payments due (whether or not paid during any fiscal period) in respect of the cost of any fixed asset or improvement, or replacement, substitution, or addition thereto, which has a useful life of more than one year, including, without limitation, those costs arising in connection with the direct or indirect acquisition of such asset by way of increased product or service charges or in connection with a Capital Lease; provided, however, that (a) the portion of the purchase price for any Permitted Restricted Investment that is allocable to fixed assets purchased pursuant to such Permitted Restricted Investment shall not constitute a “Capital Expenditure”, and (b) the amount of Capital Expenditures by any Borrower (or, in the case of any Borrower that consists of more than one division, by any division of such Borrower) during any fiscal period shall be reduced by the amount of sales proceeds (net of taxes, commissions, fees and other transaction costs and expenses) received by such Borrower (or division) during such period from its sale of fixed assets (other than pursuant to a Permitted Disposition) to the extent permitted under the Agreement, but in no event shall such amount be less than zero.

“Facility Usage” means for any month, a fraction expressed as a percentage equal to the average daily outstanding amount of Revolving Loans and average daily undrawn face amount of outstanding Letters of Credit during such month divided by the Maximum Revolver Amount.

“Fixed Assets” means the Equipment and Real Estate of the Borrowers and their Subsidiaries.

“Fixed Charges” means, with respect to any fiscal period of Parent and its consolidated Subsidiaries on a consolidated basis, without duplication, (a) interest expense, plus (b) Capital Expenditures (excluding Capital Expenditures funded with Debt other than Revolving Loans, but including, without duplication, principal payments with respect to such Debt), plus (c) scheduled principal payments of Debt, plus (d) Federal, state, local and foreign income taxes (excluding deferred taxes), plus (e) payments, administrative expenses and defense costs (net of insurance reimbursements received) relating to asbestos claims and litigation against any Borrower or its Subsidiaries, plus (f) all Distributions by the Parent made during such fiscal period, but only to the extent that, at any time prior to such Distribution, either (i) average daily Excess Availability of the Borrowers during any fiscal month (as determined by the Agent) was equal to or less than $30,000,000 or (ii) Excess Availability on any day was equal to or less than $15,000,000.

“Permitted Dispositions” means Dispositions for fair market value generating aggregate cash proceeds in an amount not to exceed (i) with respect to all such Dispositions during any twelve (12) month period, fifteen percent (15%) of the consolidated net assets of the Borrowers and their Subsidiaries taken as a whole as of the first day of such twelve (12) month period and (ii) with respect to all such Dispositions from and after the Closing Date, thirty percent (30%) of the consolidated net assets of the Borrowers and their Subsidiaries taken as a whole as of the Closing Date.

“Permitted Foreign Subsidiary Investments” means (i) Debt owing from any Borrower or Domestic Subsidiary to any Foreign Subsidiary so long as such Debt is subordinated to the Obligations and all other amounts owing under the Loan Documents (on terms and conditions satisfactory to the Required Lenders), (ii) any Debt owing from any Foreign Subsidiary to any Borrower (or any Borrower’s Domestic Subsidiary) or any capital contribution made by any Borrower (or any Borrower’s Domestic Subsidiary) in any Foreign Subsidiary which is incurred or made after the Closing Date, so long as prior to and after the incurrence of such Debt or the making of such capital contribution, no Default or

Event of Default shall exist and Excess Availability is in excess of $30,000,000, and (iii) Debt of any Foreign Subsidiary set forth on Schedule 6.9, but not any refinancing or refunding thereof.

“Permitted Restricted Investment” means an acquisition by the Parent, a Borrower or any of their Subsidiaries (other than a Dormant Subsidiary) of (a) all or substantially all of the assets of any other Person (or a division of any other Person) in a line of business permitted to be engaged in by the Borrowers and their Subsidiaries pursuant to Section 7.17, or (b) all of the capital stock or other equity interests of any other Person in a line of business permitted to be engaged in by the Borrowers and their Subsidiaries pursuant to Section 7.17 (provided that, in the case of any stock or equity acquisition, the Agent shall be satisfied in its reasonable judgment with the current and potential liabilities of the Person to be acquired, and the Borrowers shall provide the Agent such information as the Agent may reasonably request in order to make such judgment), and, in either case, with respect to which (i) after giving effect thereto, Excess Availability shall be at least $30,000,000, (ii) prior to and after giving effect to such acquisition no Default or Event of Default shall have occurred and be continuing, and (iii) in the event a new Domestic Subsidiary of the Parent is formed or acquired in connection therewith, (A) such new Subsidiary shall, prior to or concurrently with such acquisition, execute all such agreements, documents and instruments as the Agent may request to either guaranty the Obligations or, with the Agent’s consent, become a “Borrower” and “Excess Collateral Provider” under the Agreement, and to pledge all of its personal property assets (and to the extent the provisions of Section 7.25 shall be applicable all of its Real Estate) as security therefor, (B) the owner of such new Subsidiary shall pledge all (or in the case of a foreign Subsidiary that is owned directly by a Domestic Subsidiary, 65%) of the issued and outstanding equity securities of such new Subsidiary as additional security for the Obligations, and (C) the Parent, the Borrowers and such new Subsidiary shall execute and deliver such opinions, certificates and other documents as the Agent may request in connection with the foregoing clauses (A) and (B). In no event shall (i) any assets of any such new Subsidiary that becomes a “Borrower” hereunder be included in the Borrowing Base, or any Loans be made to such new Subsidiary, until the Agent is satisfied with the results of such field examinations and other due diligence as the Agent may deem appropriate with respect to such new Subsidiary, nor (ii) shall any purchase described in this definition be permitted if as of the last day of the last full fiscal month immediately prior to any such purchase, the Borrowers shall not have been in compliance with the Fixed Charge Coverage Ratio covenant set forth in Section 7.23 hereof (without regard to any limitation on the application of such covenant based on Excess Availability). In addition to the foregoing, solely with the proceeds of its cash on hand, any Foreign Subsidiary may acquire all or substantially all of the assets of any other Person (or a division of any other Person), or all of the capital stock or other equity interests of any other Person, in a line of business permitted to be engaged in by the Borrowers and its Subsidiaries pursuant to Section 7.17.

“Restricted Investment” means, as to any Person, any acquisition of property by such Person in exchange for cash or other property, whether in the form of an acquisition of stock, debt, or other indebtedness or obligation, or the purchase or acquisition of any other property, or a loan, advance, capital contribution, or subscription, except the following: (a) acquisitions of Equipment or other assets (including licenses or leases of Proprietary Rights) to be used in the business of such Person so long as the acquisition costs thereof constitute Capital Expenditures permitted hereunder; (b) acquisitions of Inventory in the ordinary course of business of such Person; (c) acquisitions of current assets acquired in the ordinary course of business of such Person; (d) short term investments made in conformity with the investment policies attached as Schedule 7.10, provided that (i) such direct or indirect obligations of the United States of America or of the listed European governments mature within one year from the date of acquisition thereof and (ii) each other investment must mature not more than one year from the date of creation thereof (or in the case of money market and other funds, have an average maturity of not more than one year) and be capable of being liquidated and converted into readily available cash within ten Business Days at any time without penalty in excess of the lesser of $500,000 or 2% of the amount of such investment); and (e) Hedge Agreements.

     (y)  Annex A to the Credit Agreement is hereby amended by adding the following new definitions of “Excess Availability”, “Funded Debt” ,“Funded Debt to EBITDA Ratio” and “Maximum Unfunded Amount”:

“Excess Availability” shall mean, at any time with respect to the Borrowers, an amount equal to (a) the lesser of (i) the Maximum Revolver Amount plus $5,000,000, and (ii) the sum of (A) the Garlock Sealing Accounts and Inventory Borrowing Base, plus (B) the Excess Collateral Providers Borrowing Base, minus (b) the Aggregate Revolver Outstandings with respect to all Borrowers, minus (c) without duplication, Reserves allocated by the Agent to any of the Borrowers.

“Funded Debt” means (a) all principal of Debt under the Agreement, and, without duplication, (b) (i) all Debt for money borrowed, (ii) all Debt, whether or not in any such case the same was for money borrowed, (A) represented by notes payable, and drafts accepted, that represent extensions of credit, (B) constituting obligations evidenced by bonds, debentures, notes or similar instruments, or (C) upon which interest charges are customarily paid or that was issued or assumed as full or partial payment for property (other than trade credit that is incurred in the ordinary course of business), (iii) all Debt that constitutes an obligation under a Capital Lease, (iv) all Debt that is such by virtue of clause (d) of the definition thereof, but only to the extent that the obligations guaranteed are obligations that would constitute Funded Debt, (v) the principal balance of the TIDES, and (vi) all obligations and liabilities owing by the Parent, any Borrower or any of their respective Subsidiaries at any time under the Goodrich Indemnification Agreement.

“Funded Debt to EBITDA Ratio” means, with respect to any fiscal quarter of the Parent and its consolidated Subsidiaries on a consolidated basis, the ratio of (i) Funded Debt as of the last day of such fiscal quarter to (ii) EBITDA for the four fiscal quarter period ending as of the last day of such fiscal quarter.

“Maximum Unfunded Amount” means (a) at any time that Excess Availability equals or exceeds $30,000,000, an amount of $10,000,000, and (b) at all other times, an amount of $5,000,000.

     (z)  Annex A to the Credit Agreement is hereby amended by deleting the definition of “Permitted Excess Expenditure Amount”.

     (aa)  Annex A to the Credit Agreement is hereby amended by deleting the reference to “$2,000,000” in clause (a) of the definition of “Permitted Liens” and replacing it with “$5,000,000.”

     (bb)  Schedules 1.2, 6.9, 6.16, and 6.19 to the Credit Agreement are hereby amended by replacing such Schedules with the corresponding Schedules attached to the Amendment.

     (cc)  Coltec has recently purchased all of the stock of Corrosion Control Corporation, a Colorado corporation (“Corrosion Control”). The Borrowers agree that, on or before January 1, 2004, the Borrowers shall (i) cause Corrosion Control to become a “Borrower” under the Credit Agreement pursuant to a joinder agreement in form and substance satisfactory to the Agent, and (ii) execute and deliver, and cause Corrosion Control to execute and deliver, to the Agent such guaranties, security agreements, pledge agreements, legal opinions, UCC financing statements, and such other certificates and agreements that the Agent may require in its discretion in connection with the joinder agreement described above. The parties hereto agree that, at such time as the Borrowers have complied with clauses (i) and (ii) above, the Credit Agreement shall be deemed to be amended without any further action to include Corrosion Control as a “Borrower” and “Excess Collateral Provider”, but that no Accounts or Inventory of Corrosion Control shall be included in the Excess Collateral Providers Accounts and Inventory Borrowing Base until the Agent has completed a field examination satisfactory to it with respect to Corrosion Control and its assets.

     2.     Dissolution of Inactive Subsidiaries. The parties hereto agree that CCC- Accuseal, Inc., the 100% owned Subsidiary of Corrosion Control, shall be treated as a “Dormant Subsidiary” pending the dissolution of CCC Accuseal. The Agent and the Lenders hereby consent to the dissolution of the following Subsidiaries: (a) Coltec Automotive Inc.; (b) Coltec Charitable Foundation, Inc.; (c) Coltec Technical Services, Inc.; (d) EXH Automotive Holdings, Inc.; (e) FSS Divestiture Corp.; (f) Mainland Sealing Products, LLC; (g) Salt Lick Railroad Company; and (h) CCC Accuseal. The parties hereto agree that, upon the dissolution of each such Subsidiary listed above, the definition of “Dormant Subsidiary” shall be deemed to be amended without any further action to delete such dissolved Subsidiary. The Borrowers agree to provide the Agent evidence of the dissolution of each such Subsidiary promptly following such dissolution.

     3.     Conditions Precedent. The effectiveness of the amendments and consent contained in Sections 1 and 2 above is subject to, and contingent upon, the satisfaction of each of the following conditions precedent, each in form and substance satisfactory to the Agent and the Lenders, unless the same shall otherwise be waived in writing by the Agent and the Lenders in their sole and absolute discretion:

     (a)  the Agent and the Lenders shall have received duly executed counterparts of this Amendment signed by each Borrower, the Agent and each Lender;

     (b)  the representations and warranties of each Borrower contained herein shall be true and correct; and

     (c)  the Agent shall have received a Reaffirmation of Guaranty from the Parent and each Subsidiary Guarantor in the form attached hereto.

     4.     Reference to and Effect on the Credit Agreement. Except as expressly provided herein, the Credit Agreement shall remain unmodified and in full force and effect and each Borrower hereby ratifies and confirms all its obligations and liabilities thereunder after giving effect to this Amendment.

     5.     Representations and Warranties. Each Borrower hereby represents and warrants to the Agent and each Lender that: (a) this Amendment and the actions on such Borrower’s part contemplated hereby have been duly approved by all requisite action on the part of such Borrower; (b) this Amendment and each of the other documents executed and delivered by such Borrower in connection herewith have been duly executed and delivered and constitute the legal, valid, and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, by general equitable principles or by principles of good faith and fair dealing; and (c) the execution, delivery and performance of this Amendment and each of the other documents executed and delivered by such Borrower in connection herewith do not and will not violate or conflict with any provision of such Borrower’s Articles or Certificate of Incorporation or by-laws or other constitutive documents in effect on the date hereof, or any contracts or agreements to which such Borrower is a party or by which any of its assets are bound. Each Borrower further hereby represents and warrants to the Agent and each Lender that the representations and warranties of such Borrower contained in the Loan Documents are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof. Each Borrower further represents and warrants to the Agent and each Lender that no Event of Default exists under any Loan Document.

     6.     Miscellaneous.

     (a)  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, no Borrower may assign this Amendment or any of its rights or obligations hereunder without the prior written consent of the Agent and the Lenders.

     (b)  This Amendment (together with the Credit Agreement) constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior negotiations, representations, warranties, commitments, offers, letters of interest or intent, proposal letters, contracts, writings or other agreements or understandings with respect thereto.

     (c)  No waiver and no modification or amendment of any provision of this Amendment shall be effective unless specifically made in writing and duly signed by the party to be bound thereby.

     (d)  Paragraph and subparagraph titles, captions and headings herein are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Amendment or the intent of any provision hereof.

     (e)  No failure or delay on the part of any party hereto to exercise any right, power or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

     (f)  Each Borrower affirms and acknowledges that this Amendment shall be a Loan Document for all purposes of the Credit Agreement.

     (g)  Any reference to the Credit Agreement contained in any notice, request, certificate or other document executed concurrently with or before or after the execution and delivery of this Amendment shall be deemed to include this Amendment unless the context shall otherwise specify.

     (h)  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

     (i)  THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AMENDMENT AND ANY DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS AMENDMENT, WHETHER SOUNDING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE GOVERNED BY THE LAWS AND DECISIONS OF THE STATE OF NORTH CAROLINA.

     (j)  The Borrowers agree to pay all of the Agent’s out-of-pocket costs and expenses incurred in connection with this Amendment (including, without limitation, the reasonable fees and expenses of outside counsel).

[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to Credit Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

“BORROWERS”:

COLTEC INDUSTRIES INC

By:	/s/ William Dries

Name:	William Dries
Title:	Senior Vice President and CFO

COLTEC INDUSTRIAL PRODUCTS LLC

By:	/s/ Donald G. Pomeroy

Name:	Donald G. Pomeroy
Title:	Vice President and Treasurer

GARLOCK SEALING TECHNOLOGIES LLC

By:	/s/ Donald G. Pomeroy

Name:	Donald G. Pomeroy
Title:	Vice President and Treasurer

GLACIER GARLOCK BEARINGS LLC

By:	/s/ Donald G. Pomeroy

Name:	Donald G. Pomeroy
Title:	Vice President and Treasurer

HABER TOOL COMPANY INC

By:	/s/ William Dries

Name:	William Dries
Title:	Vice President

STEMCO LLC

By:	/s/ Donald G. Pomeroy

Name:	Donald G. Pomeroy
Title:	Treasurer

BANK OF AMERICA, N.A., as the Agent and a Lender

By:	/s/ Byron J. Turner III

Name:	Byron J. Turner III
Title:	Vice President

CITICORP USA, INC., as a Lender

By:	/s/ Miles D. McManus

Name:	Miles D. McManus
Title:	Vice President and Director

CONGRESS FINANCIAL CORPORATION (SOUTHWEST), as a Lender

By:	/s/ Joe T. Curdy

Name:	Joe T. Curdy
Title:	Vice President

Schedule 1.2

Commitments

Lender	Commitment	Pro Rata Share

Bank of America, N.A	$20,000,000	33.33%
Citicorp USA, Inc.	$20,000,000	33.33%
Congress Financial Corporation (Southwest)	$20,000,000	33.33%

Schedule 6.9

Debt/Liens

Debt Owed to Third Parties

Estimated Balances at September 27, 2003

	Principal @
	9/27/03	Maturity Date
Coltec Corporate Debt
IRB’s:
City of Bay Minette, Alabama - 6.5%	6,055,000	2/15/2009
City of Bowling Green, Kentucky - 6.55%	1,000,000	3/1/2009
City of Quincy, Illinois - 6.4%	2,500,000	3/1/2009
County of Winnebago, Illinois - 6.455%	2,500,000	3/1/2009
Total Unamortized Issuance Costs for 1993 IRB Issuances

Total	12,055,000
Other:
City of Quincy - 4.0%	50,197	2/1/2004
City of Quincy - 4.0%	80,101	9/1/2004

Total	130,298
Total Coltec Corporate	12,185,298
Divisional Debt
FM Engine:
Alliant 99 - 3.0%	83,259	various interim payments	(final payment in Dec. 2004)
Alliant 00 - 3.0%	57,861	various interim payments	(final payment in April 2005)
Alliant 01 - 3.0%	345,726	various interim payments	(final payment in Dec. 2006)
Other GGB Debt	7,286

Total Divisional Debt	494,133
“Other”
Preferred Securities:
Coltec Tides - 5.25%	144,974,000	4/15/2028
Senior Debt - 7.5%:	3,100,000	4/15/2008
Keyman Life Ins – LIBOR + 1.75%	9,489,284	varies*
Total Estimated EnPro Debt at 9/27/03	170,242,714

*Maturity is the earliest of termination of the policies, death of persons insured under the policy, or 60 days prior to the expiration of the policy.

Debt of EnPro Industries, Inc. or any of its subsidiaries in connection with the Wisconsin Runoff Bond in the amount of $1,000,000.

All guaranties of operating leases or debt listed on this schedule by EnPro Industries, Inc. or its Subsidiaries in existence as of the date of the Credit Agreement.

The obligations of Coltec Industries Inc to make contingent “earn-out” payments in an aggregate amount not to exceed $1,100,000 per year relating to its purchase of Air Science Engineering.

All Liens against specific equipment that are either purchase money security interests or leased equipment that are disclosed in the UCC search results obtained by Latham & Watkins, counsel to the Agent, prior to the Closing Date. The Borrowers shall deliver a listing of all such Liens to the Agent on or prior to the Closing Date.

Debt evidenced by (i) the PECFA Demand Note of Coltec Industries Inc, dated August 12, 1998, in favor of Firstar Bank Wisconsin, in the original principal amount of $500,000, and (ii) the PECFA Demand Note of Coltec Industries Inc, dated January 28, 2000, in favor of Firstar Bank Wisconsin, in the original principal amount of $500,000 and the Liens of Firstar Bank Wisconsin against any funds payable to Coltec Industries Inc under the Wisconsin Petroleum Environmental Clean-Up Fund Act securing the Debt evidenced by such notes.

Intercompany Debt

1.     Debt evidenced by Demand Grid Note of Garlock Sealing Technologies LLC, dated September 13, 1996, in the original principal amount of $200,000,000.

2.     Debt evidenced by Revolving Note of Garrison Litigation Management Group, Ltd., dated September 13, 1996, in the original principal amount of $200,000,000.

3.     Debt evidenced by Demand Promissory Note of Garlock Sealing Technologies LLC, dated August 31, 1996, in the original principal amount of $314,781,121.

4.     Debt evidenced by Promissory Note of Stemco LLC, dated August 1, 1996, in the original principal amount of $375,000,000.

5.     Coltec 7.5% Debenture in the principal amount of $201,900,000 held by EnPro Industries, Inc.

6.     Debt pursuant to Agreement among Coltec Industries Inc, Garrison Litigation Management Group, Ltd. and Garlock Sealing Technologies LLC, to be executed simultaneously with this Credit Agreement, whereby Coltec will (i) pay Garrison $1 million per year as partial consideration for the collateral assignment of certain insurance proceeds and (ii) indemnify Garrison in the event the lenders enforce their security interest in those proceeds.

7.     Debt evidenced by promissory note of Coltec Holdings Sarl in favor of Glacier Garlock Bearings, Inc. in the principal amount of approximately $16,226,785.

8.     Debt evidenced by promissory note of GIB Germany GmbH in favor of Glacier Garlock Bearings, Inc. in the principal amount of approximately $22,320,267.

9.     Debt evidenced by promissory note of Glacier IHG Gleitlager GmbH & Co. KG in favor of GIB Germany Gmbh in the principal amount of approximately $22,320,267.

10.     Debt evidenced by promissory note of GIB Holdings UK Limited in favor of Glacier Garlock Bearings, Inc. in the principal amount of approximately $9,386,054.

11.     Debt evidenced by promissory note of Glacier Garlock Bearings S.r.l. in favor of Glacier Garlock Bearings, Inc. in the principal amount of approximately $4,725,961.

12.     Debt evidenced by promissory note of GIB Real Estate Germany GmbH in favor of Glacier Garlock Bearings, Inc. in the principal amount of approximately $3,589,794.

13.     Debt evidenced by promissory note of Glacier Garlock Bearings s.r.o. in favor of Glacier Garlock Bearings, Inc. in the principal amount of approximately $641,855.

14.     Debt evidenced by promissory note of Coltec Industries France SAS in favor of Coltec Industries Inc in the principal amount of approximately € 21,059,547 (or USD equivalent).

15.     Debt evidenced by promissory note of Holley Automotive GmbH in favor of Coltec Industries Inc in the principal amount of approximately € 8,235,770 (or USD equivalent).

16.     Debt evidenced by Demand Grid Note of The Anchor Packing Company in favor of Garrison Litigation Management Group, Ltd. in the maximum principal amount of $10,000,000.

17.     Debt of Coltec Industries Inc in favor of Liard S.A. in the principal amount of €1,372,041 (or USD equivalent).

18.     Debt of Garlock Overseas Corporation in favor of Garlock GmbH in the principal amount of € 281,211 (or USD equivalent).

19.     Debt of Coltec Industries Inc in favor of Garlock Great Britain Limited in the principal amount of £ 402,116 (or USD equivalent).

20.     Debt of Coltec Industries Inc in favor of Garlock GmbH in the principal amount of € 24,667 (or USD equivalent).

21.     Debt of Garlock GmbH in favor of Coltec Industries Inc in the principal amount of € 2,464,305 (or USD equivalent).

22.     Debt of Coltec Industries Inc in favor of Garlock GmbH in the principal amount of € 724,804 (or USD equivalent).

23.     Debt of Coltec Industries Inc in favor of Garlock of Canada Ltd. in the principal amount of CAD $12,879,441 (or USD equivalent).

Letters of Credit

Beneficiary:	Chinese Naval Logistics Command
Amount:	US $31,500.00
Expiry Date:	05/31/2004
Issuing Bank:	Bank of America (Taipei, Taiwan)
L/C Number:	3056785
Issue Date:	06/12/2003
Amendment Date(s):	06/20/2003
Applicant:	Coltec Industries Inc / Fairbanks Morse Engine

Beneficiary:	Reliant Energy
Amount:	US $64,180.00
Expiry Date:	09/01/2004
Issuing Bank:	Bank of America, N.A.
L/C Number	3058214
Issue Date:	08/14/2003
Amendment Date(s):
Applicant:	EnPro Industries, Inc. on behalf of GST, Coltec and CIP

Beneficiary:	Division Achat et Transit de l’Armee de Mer (Tunisian Navy)
Amount:	US $21,710.00
Expiry Date:	12/31/2004
Issuing Bank:	Bank of America, N.A.
L/C Number:	3058556
Issue Date:	09/10/2003
Amendment Date(s):
Applicant:	Coltec Industries Inc / Fairbanks Morse Engine

Total Outstanding	$117,390.00

Contingent Liabilities

     Contingent liabilities of EnPro Industries, Inc. or any of its subsidiaries relating to (i) custom bonds, insurance bonds and performance bonds issued at the request of EnPro Industries, Inc. or any of its subsidiaries in the ordinary course of business consistent with past practices or (ii) retained liabilities or obligations under indemnity agreements with respect to discontinued operations of predecessors of EnPro Industries, Inc. or its subsidiaries, including guaranteed debt and lease payments to be made by Colt Industries (Firearms) and Central Maloney with respect to certain industrial development revenue bonds and certain leases of equipment from Woodmen of the World Life Insurance Company; provided, however, that the aggregate amount of liabilities described in the preceding clauses (i) and (ii) that are accrued and payable at any time from and after the Closing Date shall not exceed $5,000,000.

Schedule 6.16

Environmental Law

     Coltec or one of its subsidiaries has been notified that it is among the potentially responsible parties under environmental laws for the cost of investigating and in some cases, remediating contamination by hazardous materials at 15 sites at which the costs to it at each site are expected to exceed $100 thousand. The majority of these sites relate to remediation projects at former operating facilities that have been sold or closed and primarily deal with soil and groundwater remediation. Investigations have been completed for 13 sites and are in progress at two sites.

SITE

Garlock Sealing Technologies LLC Plant (including Byron Barrel site) - Palmyra, NY

Fairbanks Morse Engine Plant - Beloit, WI

Quincy Landfill (off-site disposal) - Quincy, IL

Liberty Industrial Finishing Site (Closed Plant) - Long Island, NY

Crucible Sites, NY

Central Maloney Plant - Pine Bluff, AK

Central Maloney Plant (closed) - Arcadia, FL

Holley Automotive Plant - Water Valley, MS

Holley Plant (Clare Municipal Well Field) - Clare, MI

Holley Automotive Plant (including Hardage Criner site) – Sallisaw, OK

Holley Automotive Plant – Paris, TN

Utility Services Inc. (off-site disposal) - Pine Bluff, AK

Necedah Landfill - Necedah, WI

Pratt Whitney Machine Tool Plant - Hinsdale, NH

Semple Ave - Saint Louis, MO

Schedule 6.19

ERISA Compliance

No disclosure required.

REAFFIRMATION OF PARENT GUARANTEE

November 4, 2003

Bank of America, N.A., as Agent
600 Peachtree Street, 10th Floor
Atlanta, GA 30308

Please refer to (1) the Credit Agreement dated as of May 16, 2002 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), among each of the “Borrowers” named therein, the “Lenders” named therein and Bank of America, N.A., as agent for the Lenders (the “Agent”) and (2) the Parent Guarantee dated May 16, 2002 (as amended, the “Guarantee”) by EnPro Industries, Inc. (“Guarantor”) in favor of the Agent. Pursuant to the Second Amendment to Credit Agreement (the “Amendment”) dated as of even date herewith among the Borrowers, the Agent, and the Lenders signatory thereto, the Credit Agreement has been amended in accordance with the terms and conditions of the Amendment.

Guarantor hereby (i) acknowledges and reaffirms all of its obligations and undertakings under the Guarantee, and (ii) acknowledges and agrees that subsequent to, and taking into account all of the terms and conditions of the Amendment, the Guarantee is and shall remain in full force and effect in accordance with the terms thereof

ENPRO INDUSTRIES, INC.

By:	/s/ William Dries

Name:	William Dries
Title:	Senior Vice President and CFO

REAFFIRMATION OF SUBSIDIARY GUARANTEE

November 4, 2003

Bank of America, N.A., as Agent
600 Peachtree Street, 10th Floor
Atlanta, GA 30308

Please refer to (1) the Credit Agreement dated as of May 16, 2002 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), among each of the “Borrowers” named therein, the “Lenders” named therein and Bank of America, N.A., as agent for the Lenders (the “Agent”) and (2) the Subsidiary Guarantee dated May 16, 2002 (as amended, the “Guarantee”) by each of the undersigned (each, a “Guarantor”) in favor of the Agent. Pursuant to the Second Amendment to Credit Agreement (the “Amendment”) dated as of even date herewith among the Borrowers, the Agent, and the Lenders signatory thereto, the Credit Agreement has been amended in accordance with the terms and conditions of the Amendment.

Each Guarantor hereby (i) acknowledges and reaffirms all of its obligations and undertakings under the Guarantee, and (ii) acknowledges and agrees that subsequent to, and taking into account all of the terms and conditions of the Amendment, the Guarantee is and shall remain in full force and effect in accordance with the terms thereof

QFM SALES AND SERVICES, INC.

By:	/s/ William Dries

Name:	William Dries
Title:	Vice President

COLTEC TECHNICAL SERVICES INC.

By:	/s/ William Dries

Name:	William Dries
Title:	Vice President

COLTEC INTERNATIONAL SERVICES CO.

By:	/s/ William Dries

Name:	William Dries
Title:	Vice President

GARRISON LITIGATION MANAGEMENT GROUP, LTD.

By:	/s/ Donald G. Pomeroy

Name:	Donald G. Pomeroy
Title:	Vice President and Treasurer

GLACIER GARLOCK BEARINGS, INC.

By:	/s/ William Dries

Name:	William Dries
Title:	Vice President

GARLOCK INTERNATIONAL INC.

By:	/s/ Donald G. Pomeroy

Name:	Donald G. Pomeroy
Title:	Vice President and Treasurer

GARLOCK OVERSEAS CORPORATION

By:	/s/ Donald G. Pomeroy

Name:	Donald G. Pomeroy
Title:	Vice President and Treasurer